PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated April 15, 2010)	REGISTRATION NO. 333-52022

1,000,000,000 Depositary Receipts
Oil Service HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated April 15, 2010 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Oil Service HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
Baker Hughes Inc.	BHI	32.2098	NYSE
Cameron International Corporation	CAM	16.0000	NYSE
Diamond Offshore Drilling, Inc.	DO	11.0000	NYSE
Ensco Plc	ESV	11.0000	NYSE
Exterran Holdings, Inc.	EXH	1.6250	NYSE
Halliburton Company	HAL	44.0000	NYSE
Nabors Industries Ltd.	NBR	24.0000	NYSE
National Oilwell Varco, Inc.	NOV	18.0482	NYSE
Noble Corporation	NE	22.0000	NYSE
Rowan Companies, Inc.	RDC	8.0000	NYSE
Schlumberger N.V. (Schlumberger Limited)	SLB	33.1456	NYSE
Tidewater Inc.	TDW	5.0000	NYSE
Transocean Ltd.	RIG	22.0949	NYSE
Weatherford International Ltd.	WFT	36.0000	NYSE

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 3, 2010.

1 On August 27, 2010, the merger of Smith International, Inc. and Schlumberger N.V. (Schlumberger Limited), both constituents of the Oil Service HOLDRS Trust, became effective.  As a result, Smith International, Inc. will no longer be an underlying constituent of the Oil Service HOLDRS Trust.  Smith International, Inc. shareholders will receive 0.6966 of a share of Schlumberger N.V. (Schlumberger Limited) for each share of Smith International, Inc.  The Bank of New York Mellon will receive 11.1456 shares of Schlumberger N.V. (Schlumberger Limited) for the 16 shares of Smith International, Inc. per 100 share round-lot of Oil Service HOLDRS.  As a result, effective August 30, 2010, 33.1456 shares of Schlumberger N.V. (Schlumberger Limited) will be required for creations/cancellations of each 100 share round-lot of Oil Service HOLDRS.